EXHIBIT 5.1

                        [LETTERHEAD OF COUDERT BROTHERS]



July 11, 2000

American River Holdings
1545 River Park Drive, Suite 107
Sacramento, California  95815

         Re:      American River Holdings-- Registration Statement on Form S-4



Ladies and Gentlemen:

         With reference to the Registration Statement on Form S-4 filed by American River Holdings, a California corporation, with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of ____________ shares of American River Holdings Common Stock, no par value per share (the "ARH Shares"), to be issued in connection with the merger contemplated by the Agreement and Plan of Reorganization and Merger, dated as of March 1, 2000 (the "Merger Agreement"), among North Coast Bank, N.A., a national banking association organized under the laws of the United States, and ARH Interim National Bank, a national banking association to be formed at the direction of American River Holdings, which Agreement is described therein and filed as an exhibit thereto:

         We are of the opinion that the ARH Shares have been duly authorized and, when issued in accordance with the Merger Agreement, will be legally issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the use of our name under the caption "Legal Matters" in the Registration Statement and in the Joint Proxy Statement/Prospectus included therein.

Very truly yours,



/s/  COUDERT BROTHERS